EXHIBIT 21.1
                                                                    ------------

                                  SUBSIDIARIES


Sequiam  Software,  Inc.

Sequiam  Sports,  Inc.

Sequiam  Biometrics,  Inc.

Sequiam  Education,  Inc.

Fingerprint  Detection  Technologies,  Inc.


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